SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        January 28, 2003
                                                        ------------------------



                               UNOCAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
--------------------------------------------------------------------------------
(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
--------------------------------------------------------------------------------

(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Item 5.           Other Events.

Fourth Quarter 2002 and Year-To-Date Results
--------------------------------------------
Unocal Corporation's preliminary net earnings were $96 million, or 38 cents per share (diluted), in the fourth quarter of 2002 compared with a loss of $29 million, or 12 cents per share (diluted), in the fourth quarter of 2001. For the full year of 2002, preliminary unaudited net earnings were $331 million, or $1.34 per share (diluted), compared with $615 million, or $2.50 per share (diluted) in 2001.

                                          For the Three Months  For the Twelve Months
                                            Ended December 31,     Ended December 31,
                                           -------------------------------------------
Millions of dollars                          2002      2001         2002        2001
--------------------------------------------------------------------------------------
Earnings(loss) from continuing operations     $ 96     $ (30)       $ 330       $ 599
Earnings from discontinued operations            -         1            1          17
Cumulative effect of accounting change           -         -            -          (1)
--------------------------------------------------------------------------------------
Net earnings (loss)                           $ 96     $ (29)       $ 331       $ 615
======================================================================================

Continuing Operations
----------------------
Fourth Quarter Results: Earnings from continuing operations were $126 million higher in 2002 compared to the fourth quarter of 2001, primarily reflecting improved results from the Company's exploration and production operations, due to higher worldwide commodity prices, lower exploration expenses and higher International gas production. In the fourth quarter of 2002, the Company's worldwide average liquids price was $25.28 per barrel, which was an increase of $6.51 per barrel, or 35 percent, from the same period a year ago. The Company's hedging program lowered the average realized liquids price by one cent in the fourth quarter of 2002 while the corresponding period in 2001 included a gain of 15 cents per barrel from hedging activities. The Company's worldwide average realized natural gas price, including a loss of 2 cents per Mcf from hedging activities, was $3.02 per Mcf for the fourth quarter of 2002. This was an increase of 60 cents per Mcf, or 25 percent, from the $2.42 per Mcf, including a benefit of 10 cents per Mcf from hedging activities, realized during the fourth quarter of 2001. Higher worldwide commodity prices increased net earnings by approximately $100 million. Lower worldwide exploration expenses, including dry hole costs, positively impacted net earnings by approximately $10 million in 2002. International gas production was 919 MMcf/d in the fourth quarter of 2002 compared to 851 MMcf/d in the fourth quarter of 2001, which added approximately $7 million to net earnings. The fourth quarter of 2001 was negatively impacted by an $86 million non-cash after-tax charge for impairment of certain Gulf of Mexico shelf properties due to depressed commodity prices. Net earnings were also impacted by improved margins from oil and gas marketing activities in 2002, which increased net earnings by $7 million from the fourth quarter of 2001.

These positive factors were partially offset by lower North America production volumes, which decreased net earnings by approximately $30 million. North America production averaged 223,000 barrels-of-oil equivalent ("BOE") per day in the fourth quarter, down from 279,000 BOE per day a year ago. Approximately 60 percent of the production decline reflected lower production from the Muni field in the Gulf of Mexico, which had reached peak production rates in the third quarter of 2001, and hurricane-related production curtailments in the Gulf of Mexico. Natural declines in older existing fields were responsible for the remaining portion of the production decline. The fourth quarter of 2002 also included $9 million after-tax for uninsured losses due to hurricane damage in the Gulf of Mexico and $8 million after-tax in costs related to the acquisition of the outstanding minority interest in Pure Resources, Inc., common stock. In addition, the fourth quarter of 2002 included an after-tax loss of $1 million in mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives recorded by the Company's Northrock Resources Ltd. ("Northrock") subsidiary, compared with an after-tax gain of $5 million in the same period a year ago. Pension-related costs were $7 million after-tax higher in the fourth quarter of 2002 compared to the same period a year ago. The fourth quarter of 2001 benefited from $18 million in after-tax earnings related to participation agreements covering the Company's former agricultural products business and the Company's former oil and gas operations in California while the after-tax earnings impact in the current period was $10 million.

Impairments of certain Alaska properties and a restructuring charge reduced the Company's Alaska exploration and production after-tax earnings by about $7 million in the current quarter. Higher cash expenses and lower sales revenues reduced after-tax earnings from the Company's real estate operations by $5 million during the current quarter, compared to the same period a year ago.

After-tax environmental and litigation expenses were $30 million in the fourth quarter of 2002, compared with $28 million in the same period a year ago. The fourth quarter of 2002 results included $25 million in net after-tax gains from asset sales while the fourth quarter of 2001 included $15 million in after-tax gains from asset sales.

Full-Year Results: Earnings from continuing operations were $330 million, or $1.34 per share (diluted), in 2002, compared with $599 million, or $2.43 per share (diluted), a year ago. The decrease was primarily due to lower North America production and natural gas prices. Lower production in North America reduced net earnings by approximately $175 million from 2001. Natural gas production averaged 886 MMcf/d in 2002, compared with 1,109 MMcf/d in 2001. The lower production was principally in the Lower 48 operations, which reflected lower Gulf of Mexico natural gas production stemming from the decline in Muni field production (10 MMcf/d, net of royalty, in 2002 versus 105 MMcf/d, net of royalty, in 2001), the natural declines in existing fields and hurricane-related production curtailments in the Gulf of Mexico. The lower production in North America was partially offset by higher production from International operations, which contributed approximately $25 million in higher 2002 after-tax earnings. Lower North America natural gas prices reduced net earnings by approximately $160 million in 2002. The Company's North America average natural gas price, including a benefit of 5 cents per Mcf from hedging activities, was $2.88 per Mcf for 2002, which was a decrease of 97 cents per Mcf, or 25 percent, from the $3.85 per Mcf, including a loss of 4 cents per Mcf from hedging activities in 2001.

The full-year results in 2002 included $25 million after-tax in higher pension related costs, a $15 million after-tax charge for impairments in Alaska, a $12 million after-tax restructuring provision for the Gulf Region business unit, the $9 million for uninsured losses due to hurricane damage in the Gulf of Mexico and the $8 million in costs related to the acquisition of the outstanding minority interest in Pure Resources, Inc., common stock. The full-year of 2002 included an after-tax loss of $6 million in mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives by the Company's Northrock subsidiary, compared with an after-tax gain of $10 million in 2001. In 2001, net earnings benefited from the $18 million related to participation agreements covering the Company's former agricultural products business and former oil and gas operations in California while the earnings impact in 2002 was $10 million.

These negative factors in 2002 were partially offset by lower dry hole costs compared with the same period a year ago, which increased net earnings by approximately $40 million. The 2001 results also included an $86 million non-cash after-tax charge for impairment of certain Gulf of Mexico shelf properties. In addition, after-tax environmental and litigation expenses were $92 million in 2002, compared with $108 million in 2001. The 2002 results also included a $2 million after-tax gain from an insurance settlement reached with insurers for the recovery of amounts previously paid out for environmental pollution claims. The 2002 results included $26 million in net after-tax gains from asset sales while 2001 included $13 million in after-tax gains from asset sales.

Discontinued Operations
-----------------------
In 2002, preliminary unaudited net earnings included a $1 million after-tax gain from discontinued operations, related to a participation payment received from the purchaser of the Company's former West Coast refining, marketing and transportation assets covering price differences between California Air Resources Board Phase 2 gasoline and conventional gasoline. The equivalent after-tax gain in 2001 was $17 million.

Cumulative Effect of Accounting Change
--------------------------------------
In the first quarter of 2001, the Company recorded a one-time non-cash $1 million after-tax charge consisting of the cumulative effect of a change in accounting principle related to the initial adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

Revenues
--------
Revenues from continuing operations for the fourth quarter of 2002 were $1.57 billion compared with $1.26 billion for the same period a year ago. The increase primarily reflected higher commodity prices, partially offset by lower domestic natural gas production. For the full-year of 2002, total revenues from continuing operations were $5.25 billion, compared with $6.75 billion for the full-year of 2001. The decrease primarily reflected lower average hydrocarbon commodity prices, lower domestic natural gas production and reduced marketing activity related to the Company's domestic equity crude production.

Financial Condition
-------------------
Cash flows from operating activities, including discontinued operations and working capital and other changes, were $1.57 billion in 2002 compared to $2.13 billion in 2001. This decrease principally reflected the effects of lower North America natural gas production volumes and lower worldwide commodity prices.

Capital expenditures were $1.67 billion for 2002 compared with $1.73 billion a year ago. In addition, the Company also spent $646 million for major acquisitions in 2001.

The Company's total consolidated debt, including current maturities, at the end of December 2002, was $3.0 billion, compared with $2.91 billion at the end of 2001.

Stockholders' equity was $3.3 billion at year-end 2002, compared with $3.12 billion at December 31, 2001. The net increase of $174 million includes a $391 million increase that reflected the value of the 13.2 million shares of Unocal common stock issued to acquire the outstanding common stock of Pure Resources, Inc. that the company did not already own. This increase was offset largely by an after-tax charge of $334 million to the other comprehensive income component of equity to recognize the minimum pension liability for the company's qualified retirement plan. This reflected the excess of the accumulated benefit obligation for vested current and former employees over the fair value of plan assets at December 31, 2002. The company was not required to make any cash contribution to the plan in 2002.

First Quarter 2003 and Full-Year 2003 Outlook
---------------------------------------------
The Company's current net worldwide daily production estimate for the first quarter of 2003 is between 455,000 and 465,000 BOE. For the first quarter of 2003, the Company assumes average NYMEX benchmark prices of $33.00 per barrel of crude oil and $5.25 per MMBtu for North America natural gas. The Company's net earnings for the first quarter are expected to change 4 cents per share for every $1 change in the Company's average worldwide realized price for crude oil and 2 cents per share for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities. For the first quarter 2003, the Company has hedged 32 billion Btu of Lower 48 natural gas production with pricing collars between $4.06 and $4.99 per MMBtu, and 1.9 million barrels of Lower 48 crude oil with collars between $28.61 and $31.85 per barrel. First quarter hedged volumes represent approximately 57 percent and 42 percent of expected Lower 48 natural gas and crude oil production volumes, respectively. The Company also forecasts first quarter pre-tax dry hole costs of $50 to $60 million.

For the full-year 2003, the Company assumes average NYMEX benchmark prices of $30.00 per barrel of crude oil and $5.00 per MMBtu for North America natural gas production. For the full-year 2003, the Company has hedged 70.6 billion Btus of Lower 48 natural gas production with collars of $3.92 to $4.81 per MMBtu. This volume represents approximately 27 percent of expected Lower 48 natural gas production. Hedged crude oil production volumes beyond the first quarter are immaterial. The Company's net earnings for the full-year are expected to change 14 cents per share for each $1 change in the Company's average worldwide realized price for crude oil and 7 cents per share for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities. The Company forecasts pretax dry hole costs of $115 to $145 million and that pretax pension-related expenses will increase over 2002 by approximately $50 million. The Company currently estimates its full-year 2003 production to be at the lower end of the previously disclosed range of 480,000 to 495,000 BOE per day. The expected production increase from the 2002 levels primarily reflects the anticipated start of new oil production from the West Seno field in Indonesia in the second quarter of 2003.

The Company's total actual production for the year could be impacted by cost recovery volume reductions under the Company's various foreign Production Sharing Contracts ("PSCs") due to higher oil prices, demand for gas in Thailand, production and exploration performance in the Gulf of Mexico, and possible asset sales of marginal producing properties from North America operations. Depletion and depreciation expense for the full-year 2003 is expected to increase by $35-$45 million pre-tax, primarily due to the production mix effect of new fields and higher expected future abandonment costs. The Company currently forecasts that after-tax interest expense for the full-year 2003 will be between $140 and $150 million.

Capital expenditures for 2003 are currently forecast at approximately $1.7 billion, essentially unchanged from 2002. Capital spending on major developments will continue to account for an increasing larger percentage of the Company's overall capital spending program in 2003 with expenditures focused at West Seno (Deepwater Offshore East Kalimantan in Indonesia), Phase I AIOC (Caspian Sea Offshore Azerbaijan) and the Mad Dog (Deepwater Gulf of Mexico) development projects. Exploration capital expenditures in 2003 are currently expected to approach 2002 levels with exploratory drilling programs targeting deepwater prospects in Indonesia and the Gulf of Mexico and Deep Shelf prospects offshore Louisiana and Texas.

Common share equivalents for purposes of computing fully diluted earnings are forecasted to average 260 million shares for both the first quarter and full-year.

2002 Reserve Replacement and FD&A Results
-----------------------------------------
The Company estimates its preliminary year-end 2002 proved oil and gas reserves to be 1.77 billion BOE, compared with 1.82 billion BOE at the end of 2001. The year-end estimates reflect additions of 140 million BOE from discoveries and extensions and a net 88 million BOE from performance-related revisions and improved recovery. These were offset partially by a net reduction of 84 million BOE in price-related revisions. The price-related revisions included 28 million BOE in upward revisions, primarily in onshore U.S. fields, which were offset by 112 million BOE of negative revisions in fields covered by the Company's various International PSCs.

Including the net effect of price revisions, preliminary reserve replacement was 75 percent of 2002 production, with a finding and development ("F&D") cost of $11.63 per BOE and a finding, development and acquisition ("FD&A") cost of $12.43 per BOE. Excluding the impact of all price-related revisions, reserve replacement would have been 123 percent, with an F&D cost of $7.34 per BOE and an FD&A cost of $7.99 per BOE. Excluding the effect of PSC price-related revisions alone, the Company's reserve replacement would have been 139 percent, with an F&D cost of $6.54 per BOE and an FD&A cost of $7.14 per BOE.

Under foreign PSC arrangements in Indonesia, Myanmar, Azerbaijan ("AIOC"), Bangladesh, and the Democratic Republic of the Congo, net entitlement reserves to the Company increase as oil and/or gas prices decline and decrease when they rise. Benchmark crude oil prices rose from $19.71 per barrel at year-end 2001 to $31.23 per barrel at the end of 2002. Comparable price increases in International operations resulted in the 112 million BOE negative revisions in the Company's reserves under its PSCs because fewer equivalent barrels were required at the year-end price levels to reimburse the company for its costs.

Additional Interests in Indonesia Production Sharing Contracts
--------------------------------------------------------------
The Company's Unocal Donggala Limited ("Unocal Donggala") subsidiary reached agreement to farm in to the deepwater Donggala PSC area offshore East Kalimantan, Indonesia. Unocal Donggala will acquire a 19.55 percent non-operating working interest in the PSC. The Donggala PSC area lies outboard of the Rapak PSC area, where Unocal is operator and holds an 80-percent working interest. Unocal has made several discoveries in the Rapak PSC area, including the deepwater Ranggas and Bangka fields. Water depth at Donggala ranges from 6,000 to 8,000 feet. The farm-in is subject to final approval by the Indonesian government.

The Company and a partner also announced the award of the Muara Bakau PSC area, located offshore East Kalimantan and inboard of the Company's Gula and Gendalo discoveries. The Company's Muara Bakau Limited subsidiary will have a 50 percent non-operating working interest in the PSC. Water depth in the Muara Bakau PSC area ranges from 250 to 4,500 feet. The Muara Bakau PSC has a two-well commitment in the first year.

China - East China Sea
----------------------
The Company has reached verbal agreement with China National Offshore Oil Corporation, Sinopec Shanghai Offshore Oil and Gas Corporation and Royal Dutch Shell in principle on the terms for a PSC covering the exploration and development of natural gas resources on five offshore blocks in the Xihu Trough area of the East China Sea, east of Shanghai. The parties have indicated a desire to complete negotiations and sign a PSC by the end of March 2003. The Company expects to hold a 20 percent working interest in the project.

Cautionary Statement
--------------------
This filing contains certain forward-looking statements about Unocal's future production rates, commodity prices, dry hole costs, estimates of proved reserves, future operations, capital expenditures, possible development activities, drilling plans, expectations for government approvals and business transactions. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of changes in commodity prices, development and exploratory drilling results, the amounts of the Company's operating cash flow and other capital resources available to fund its capital expenditures, government approvals, regulatory, geological, operating and economic considerations, and other factors discussed on pages 59 to 61 of Unocal's amended 2001 Annual Report on Form 10-K/A (copies of which pages are attached as Exhibit 99 to this report and incorporated herein by reference) and in subsequent reports.

CONSOLIDATED EARNINGS (UNAUDITED)                                                   UNOCAL CORPORATION
                                                                     For the Three Months   For the Twelve Months
                                                                      Ended December 31,     Ended December 31,
                                                                    -----------------------------------------------
Millions of dollars except per share amounts                               2002       2001        2002        2001
-------------------------------------------------------------------------------------------------------------------
Revenues
Sales and operating revenues                                            $ 1,519    $ 1,201     $ 5,179     $ 6,664
Interest, dividends and miscellaneous income                                 13         37          30          64
Gain on sales of assets                                                      40         25          42          24
-------------------------------------------------------------------------------------------------------------------
      Total revenues                                                      1,572      1,263       5,251       6,752
Costs and other deductions
Crude oil, natural gas and product purchases                                577        351       1,701       2,492
Operating expense                                                           378        365       1,292       1,376
Administrative and general expense                                           37         26         151         122
Depreciation, depletion and amortization                                    249        253         973         967
Impairments                                                                  20        118          47         118
Dry hole costs                                                               26         35         107         175
Exploration expense                                                          66         80         246         252
Interest expense                                                             45         47         179         192
Property and other operating taxes                                           19         17          60          77
Distributions on convertible preferred securities of subsidiary trust         9          9          33          33
-------------------------------------------------------------------------------------------------------------------
      Total costs and other deductions                                    1,426      1,301       4,789       5,804
Earnings from equity investments                                             31         16         154         144
-------------------------------------------------------------------------------------------------------------------
Earnings (loss) from continuing operations before
     income taxes and minority interests                                    177        (22)        616       1,092
-------------------------------------------------------------------------------------------------------------------
Income taxes                                                                 77          5         280         452
Minority interests                                                            4          3           6          41
-------------------------------------------------------------------------------------------------------------------
Earnings (loss) from continuing operations                                   96        (30)        330         599
Discontinued operations
  Refining, marketing and transportation
     Gain on disposal (net of tax)                                            -          1           1          17
-------------------------------------------------------------------------------------------------------------------
Earnings from discontinued operations                                         -          1           1          17
Cumulative effect of accounting change                                        -          -           -          (1)
-------------------------------------------------------------------------------------------------------------------
      Net earnings (loss)                                                  $ 96      $ (29)      $ 331       $ 615
===================================================================================================================
Basic earnings (loss) per share of common stock (a)
      Continuing operations                                              $ 0.38    $ (0.13)     $ 1.34      $ 2.45
      Net earnings                                                       $ 0.38    $ (0.12)     $ 1.34      $ 2.52
Diluted earnings (loss) per share of common stock (b)
      Continuing operations                                              $ 0.38    $ (0.13)     $ 1.34      $ 2.43
      Net earnings                                                       $ 0.38    $ (0.12)     $ 1.34      $ 2.50
Cash dividends declared per share of common stock                        $ 0.20     $ 0.20      $ 0.80      $ 0.80
-------------------------------------------------------------------------------------------------------------------

(a)  Basic weighted average shares outstanding  (in thousands)          253,526    243,994     246,759     243,568
(b)  Diluted weighted average shares outstanding (in thousands)         254,775    244,771     247,679     256,774

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)                                UNOCAL CORPORATION
                                                                           At December 31,
                                                                    -------------------------------
Millions of dollars                                                         2002              2001
---------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                  $ 168             $ 190
Other current assets - net                                                 1,217             1,105
Investments and long-term receivables - net                                1,044             1,405
Properties - net                                                           7,879             7,484
Goodwill                                                                     112                30
Other assets                                                                 360               211
---------------------------------------------------------------------------------------------------
   Total assets                                                         $ 10,780          $ 10,425
===================================================================================================
Liabilities and Stockholders' Equity
Current liabilities (a)                                                  $ 1,661           $ 1,422
Long-term debt and capital leases                                          2,992             2,897
Deferred income taxes                                                        593               627
Other deferred credits and liabilities                                     1,439             1,314
Subsidiary stock subject to repurchase                                         -                70
Minority interests                                                           275               449

Convertible preferred securities of a subsidiary trust                       522               522

Stockholders' equity                                                       3,298             3,124
---------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                           $ 10,780          $ 10,425
===================================================================================================

(a) Includes current portion of long-term debt of:                             5                 9

CONDENSED CONSOLIDATED CASH FLOWS (UNAUDITED)                                    UNOCAL CORPORATION
                                                                        Years Ended December 31,
                                                                     -------------------------------
Millions of dollars                                                          2002              2001
----------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net earnings                                                                $ 331             $ 615
Adjustments to reconcile net earnings to
    net cash provided by operating activities
      Depreciation, depletion and amortization                                973               967
      Impairments                                                              47               118
      Dry hole costs                                                          107               175
      Amortization of exploratory leasehold costs                              98                95
      Deferred income taxes                                                    22                81
      Gain on sales of assets (pre-tax)                                       (42)              (24)
      Gain on disposal of discontinued operations (pre-tax)                    (2)              (27)
      Earnings applicable to minority interests                                 6                41
      Other                                                                   (74)               31
 Working capital and other changes related to operations                      106                53
----------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                       1,572             2,125
----------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Capital expenditures (includes dry hole costs)                          (1,670)           (1,727)
   Major acquisitions                                                           -              (646)
   Proceeds from sales of assets                                              162                81
   Proceeds from sale of discontinued operations                                3                25
----------------------------------------------------------------------------------------------------
            Net cash used in investing activities                          (1,505)           (2,267)
----------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Long-term borrowings                                                       585               519
   Reduction of long-term debt and capital lease obligations                 (495)             (225)
   Minority interests                                                          (8)              (17)
   Repurchases of common stock                                                  -                 -
   Proceeds from issuance of common stock                                      20                15
   Dividends paid on common stock                                            (196)             (195)
   Other                                                                        5                 -
----------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities                  (89)               97
----------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                                         (22)              (45)
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                190               235
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $ 168             $ 190
====================================================================================================

OPERATING HIGHLIGHTS                                            UNOCAL CORPORATION

                                          For the Three Months For the Twelve Months
                                            Ended December 31,   Ended December 31,
                                          ------------------------------------------
                                                2002     2001       2002      2001
------------------------------------------------------------------------------------
North America Net Daily Production
  Liquids (thousand barrels)
     Lower 48 (a) (b)                             46       59         52        59
     Alaska                                       23       26         24        25
     Canada                                       18       19         18        16
------------------------------------------------------------------------------------
          Total liquids                           87      104         94       100
  Natural gas - dry basis (million cubic feet)
     Lower 48 (a) (b)                            659      860        719       905
     Alaska                                       68      101         76       103
     Canada                                       91       89         91       101
------------------------------------------------------------------------------------
          Total natural gas                      818    1,050        886     1,109

North America Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)
     Lower 48                                $ 25.20   $ 18.27   $ 22.85   $ 23.35
     Alaska                                  $ 26.96   $ 22.36   $ 24.21   $ 24.69
     Canada                                  $ 19.58   $ 13.49   $ 20.10   $ 18.53
          Average                            $ 24.46   $ 18.48   $ 22.68   $ 22.90
  Natural gas (per mcf)
     Lower 48                                 $ 3.77   $ 2.28     $ 3.01    $ 4.14
     Alaska                                   $ 1.20   $ 1.57     $ 1.42    $ 1.37
     Canada                                   $ 3.50   $ 2.37     $ 2.67    $ 4.34
          Average                             $ 3.51   $ 2.22     $ 2.83    $ 3.89
------------------------------------------------------------------------------------
North America Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)
     Lower 48                                $ 25.19   $ 18.75   $ 22.87   $ 23.41
     Alaska                                  $ 26.96   $ 22.36   $ 24.21   $ 24.69
     Canada                                  $ 19.58   $ 13.49   $ 20.10   $ 18.53
          Average                            $ 24.45   $ 18.74   $ 22.69   $ 22.93
  Natural gas (per mcf)
     Lower 48                                 $ 3.75   $ 2.50     $ 3.07    $ 4.23
     Alaska                                   $ 1.20   $ 1.57     $ 1.42    $ 1.37
     Canada                                   $ 3.31   $ 2.37     $ 2.66    $ 3.17
          Average                             $ 3.47   $ 2.40     $ 2.88    $ 3.85
------------------------------------------------------------------------------------

(a)Includes proportional shares of production of equity investees.
(b)Includes minority interest shares of :
                               Liquids             3        9          7         9
                           Natural gas            41      104         82       102
                Barrels oil equivalent            10       26         21        26
(c)Excludes Trade segment margins.
(d)Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.

OPERATING HIGHLIGHTS (CONTINUED)                                UNOCAL CORPORATION

                                          For the Three Months For the Twelve Months
                                            Ended December 31,   Ended December 31,
                                          ------------------------------------------
                                                2002     2001       2002      2001
------------------------------------------------------------------------------------
International Net Daily Production (e)
  Liquids  (thousand barrels)
     Far East                                     53        57        53        51
     Other (a)                                    21        19        20        19
------------------------------------------------------------------------------------
          Total liquids                           74        76        73        70
  Natural gas - dry basis (million cubic feet)
     Far East                                    823       782       847       829
     Other (a)                                    96        69        93        65
------------------------------------------------------------------------------------
          Total natural gas                      919       851       940       894
International Average Prices (f)
  Liquids (per barrel)
     Far East                                $ 25.68   $ 18.68   $ 22.88   $ 22.50
     Other                                   $ 27.55   $ 19.11   $ 25.47   $ 24.15
          Average                            $ 26.23   $ 18.80   $ 23.57   $ 22.97
  Natural gas (per mcf)
     Far East                                $  2.62   $  2.45   $  2.60   $  2.52
     Other                                   $  2.83   $  2.43   $  2.72   $  2.75
          Average                            $  2.64   $  2.45   $  2.61   $  2.54
------------------------------------------------------------------------------------
Worldwide Net Daily Production (a) (b) (e)
  Liquids  (thousand barrels)                    161       180       167       170
  Natural gas - dry basis (million cubic feet) 1,737     1,901     1,826     2,003
  Barrels oil equivalent (thousands)             451       497       471       504

Worldwide Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)                       $ 25.29   $ 18.62   $ 23.07   $ 22.93
  Natural gas (per mcf)                      $  3.04   $  2.32   $  2.72   $  3.27

Worldwide Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)                       $ 25.28   $ 18.77   $ 23.07   $ 22.95
  Natural gas (per mcf)                      $  3.02   $  2.42   $  2.74   $  3.25
------------------------------------------------------------------------------------

(a) Includes proportional shares of production of equity investees.
(b) Includes minority interest shares of :
                               Liquids             3        9          7         9
                           Natural gas            41      104         82       102
                Barrels oil equivalent            10       26         21        26
(c)Excludes Trade segment margins.
(d)Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.
(e)International production is presented utilizing the economic interest method.
(f)International did not have any hedging activities.

                                      -10-

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits

99. Pages 59-61 of Unocal's Amended 2001 Annual Report on Form 10-K/A - Cautionary Statement for Purposes of the "Safe-Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  February 5, 2003                     By:  /s/ JOE D. CECIL
      ------------------                         -------------------------------
                                                 Joe D. Cecil
                                                 Vice President and Comptroller

                                       -11-